Exhibit 99.1

For Immediate Release Contact Media Sasha Bigda (312) 436-6511 sbigda@usg.com Investors Ryan Flanagan (312) 436-5304 investorrelations@usg.com

USG ANNOUNCES AGREEMENT IN PRINCIPLE FOR THE SALE OF ITS INTEREST IN KNAUF-USG JOINT VENTURE
CHICAGO – September 15, 2015 – USG Corporation (NYSE:USG), a leading building products company, today announced that it has entered into a definitive agreement for the sale of its interest in Knauf-USG Verwaltungs GmbH and Knauf/USG Systems GmbH & Co. KG (collectively the “Knauf-USG Joint Venture”) to Knauf Aquapanel GmbH (“Knauf”) for approximately €48 million cash. The Knauf-USG Joint Venture manufactures and distributes Aquapanel® brand cement panels throughout Europe (excluding Turkey) and all countries that were part of the former Soviet Union. USG’s equity method income in the Knauf-USG Joint Venture amounted to $2 million for the year ended December 31, 2014. Upon the close of the transaction, USG anticipates recording a $3 to $7 million gain on the disposition.

“While our partnership with Knauf in Europe has been successful, our strategic focus lies on strengthening the core of our North American operations and growing our USG-Boral business in Asia and Australasia” said James S. Metcalf, Chairman, President, and CEO. “We’re pleased with the value we are receiving for our interest in the Knauf-USG Joint Venture, and plan to use the proceeds from the sale to ultimately pay down debt.”

The closing of the sale is subject to the receipt of necessary governmental approvals and other customary closing conditions. Assuming receipt of the necessary approvals and satisfaction of these closing conditions, the closing of this transaction is expected to take place by the end of 2015.

About USG Corporation
USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, and L&W Supply Corporation subsidiaries and its USG Boral Building Products joint venture. Headquartered in Chicago, USG's worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling our customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG Boral Building Products is a leading plasterboard & ceilings joint venture across Asia, Australasia, and the Middle East. USG and its subsidiaries are proud sponsors of the U.S. Olympic and Paralympic teams and the Canadian Olympic team. For additional information, visit www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including the anticipated closing of the sale of USG’s interests in the Knauf-USG Joint Venture and anticipated gain related to the disposition. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect the closing date of the sale of USG’s interests in the Knauf-USG Joint Venture and anticipated gain related to the disposition. We assume no obligation to update any forward-looking information contained in this press release. Information concerning the factors that may impact the forward-looking statements in this press release, including economic conditions and currency exchange rates, may be found in our filings with the Securities and Exchange Commission, including the “Risk Factors” in our most recent Annual Report on Form 10-K.

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